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Novocure Announces Preliminary Full Year and Fourth Quarter 2024 Performance and Provides Company Update

Preliminary full year 2024 net revenues of $605 million and fourth quarter net revenues of $161 million

Novocure to present at the 43rd Annual J.P. Morgan Healthcare Conference at 9:00 a.m. PST on Wednesday, January 15, 2025

BAAR, Switzerland – Novocure (NASDAQ: NVCR) today reported preliminary unaudited financial and operational results for the quarter and full year ended December 31, 2024. Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer by developing and commercializing its innovative therapy, Tumor Treating Fields (TTFields).

“Novocure is at an exciting inflection point as we continue to expand our multi-indication TTFields treatment platform. In 2024, we brought Optune Gio® to more than 4,000 glioblastoma patients across the globe, earned FDA approval and launched Optune Lua® in non-small cell lung cancer in the U.S., announced two additional successful Phase 3 trial readouts and released our next generation arrays,” said Ashley Cordova, Chief Executive Officer. “With two additional indication launches on the horizon, we are well positioned for 2025 and beyond. This progress demonstrates our steadfast commitment to our patient-forward mission: together with our patients, we strive to extend survival in some of the most aggressive forms of cancer.”

Financial updates for the year and fourth quarter ended December 31, 2024*:
•Total preliminary net revenues for the year were $605.2 million, an increase of 19% compared to the prior year.
•2024 growth was primarily driven by our successful launch in France and significantly improved approval rates in the U.S., which are now reflected in our revenue baseline. 2025 net revenue growth is expected to closely reflect growth in Optune Gio active patients.
•Total preliminary net revenues for the fourth quarter were $161.3 million, an increase of 21% compared to the same period in 2023.
◦The U.S., Germany, France and Japan contributed $107.2 million, $17.7 million, $16.0 million and $8.5 million, respectively, with other active markets contributing $9.9 million.
◦Revenue in Greater China from Novocure’s partnership with Zai Lab totaled $2.0 million.

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◦Improved approval rates in the U.S. resulted in $8.3 million of increased net revenue from prior period claims during the quarter, which we believe should not be considered in our 2025 baseline. This is in addition to the $14.0 million of increased revenue from prior period claims disclosed through the third quarter.
•Cash, cash equivalents and short-term investments were $959.9 million as of December 31, 2024.
Operational updates for the fourth quarter ended December 31, 2024:
•As of December 31, 2024, there were 4,126 total active patients on TTFields therapy globally.
•1,520 Optune Gio prescriptions were received in the quarter, consistent with the same period in 2023. Optune Gio prescriptions from the U.S., Germany, France and Japan contributed 897, 190, 194 and 109 prescriptions, respectively, with the remaining 130 prescriptions received from other active markets.
•As of December 31, 2024, there were 4,077 active Optune Gio patients on therapy. Active Optune Gio patients from the U.S., Germany, France and Japan contributed 2,161; 564; 426 and 420 active patients, respectively, with the remaining 506 active patients contributed by other active markets.
•On October 15, 2024, Optune Lua was approved by the U.S. Food and Drug Administration (FDA) for the treatment of metastatic non-small cell lung cancer (NSCLC) concurrently with PD-1/PD-L1 inhibitors or docetaxel, in adults who have progressed on or after a platinum-based regimen. As of December 31, 2024, 52 Optune Lua prescriptions were received for NSCLC.
•As of December 31, 2024, there were 20 active NSCLC patients on Optune Lua. Additionally, there were 29 active mesothelioma patients on Optune Lua around the globe.
•In Q1 2026, Novocure intends to stop reporting new prescriptions and focus on active patients by indication and material market as the key operating statistic.

Fourth quarterly and recent updates and achievements:
•In October, the FDA granted Breakthrough Device designation for the use of TTFields therapy for brain metastases from non-small cell lung cancer. Breakthrough Device designation provides more frequent, faster and interactive access to the FDA review team and senior management during the review process, priority review of marketing applications upon filing, and expedited review of pre-Premarket Approval Application (PMA) manufacturing and quality systems compliance inspections.
•In October, the FDA approved Novocure’s new Head Flexible Electrode (HFE) transducer arrays for use with Optune Gio for the treatment of adult patients with glioblastoma (GBM).

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•In December, the company announced the Phase 3 PANOVA-3 clinical trial met its primary endpoint, demonstrating a statistically significant improvement in overall survival for patients with unresectable, locally advanced pancreatic cancer. Novocure plans to submit the full data for presentation at an upcoming medical congress.
•In December, the FDA granted Breakthrough Device designation for the use of TTFields therapy for the treatment of unresectable, locally advanced pancreatic cancer.
•In January 2025, the Japanese Pharmaceuticals and Medical Devices Agency (PMDA) approved Novocure’s new HFE transducer arrays for use with Optune Gio for the treatment of adult patients with GBM.

Anticipated clinical milestones:
•Data from Phase 2 PANOVA-4 clinical trial in metastatic pancreatic cancer (2026)
•Data from Phase 3 TRIDENT clinical trial in newly diagnosed GBM (2026)

Fourth quarter and full year 2024 financial results conference call:
Novocure will host a conference call and webcast to discuss full year and fourth quarter 2024 financial results at 8:00 a.m. EST on Thursday, February 27, 2025. To access the conference call by phone, use the following conference call registration link and dial-in details will be provided. To access the webcast, use the following webcast registration link.

The webcast, earnings slides presented during the webcast and the corporate presentation can be accessed live from the Investor Relations page of Novocure’s website, www.novocure.com/investor-relations, and will be available for at least 14 days following the call. Novocure has used, and intends to continue to use, its investor relations website, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

*The unaudited results in this press release are preliminary and subject to the completion of the Company’s annual independent audit and, therefore, are subject to adjustment.

About Novocure
Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer through the development and commercialization of its innovative therapy, Tumor Treating Fields. Novocure’s commercialized products are approved in certain countries for the treatment of adult patients with glioblastoma, non-small cell lung cancer, malignant pleural mesothelioma and pleural mesothelioma.

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Novocure has several additional ongoing or completed clinical trials exploring the use of Tumor Treating Fields therapy in the treatment of glioblastoma, non-small cell lung cancer and pancreatic cancer.

Novocure’s global headquarters is located in Baar, Switzerland, with U.S. headquarters located in Portsmouth, New Hampshire and research and development facilities located in Haifa, Israel. For additional information about the company, please visit Novocure.com and follow @Novocure on LinkedIn and Twitter.

Forward-Looking Statements
In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, clinical trial progress, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, coverage, collections from third-party payers and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, environmental, regulatory and political conditions and other more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 22, 2024, and subsequent filings with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Investors:
Ingrid Goldberg
investorinfo@novocure.com

Media:
Catherine Falcetti
media@novocure.com

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Important Safety Information

What is Optune Gio ® approved to treat?
Optune Gio is a wearable, portable, FDA-approved device indicated to treat a type of brain cancer called glioblastoma multiforme (GBM) in adult patients 22 years of age or older.

Newly diagnosed GBM
If you have newly diagnosed GBM, Optune Gio is used together with a chemotherapy called temozolomide (TMZ) if:
•Your cancer is confirmed by your healthcare professional AND
•You have had surgery to remove as much of the tumor as possible

Recurrent GBM
If your tumor has come back, Optune Gio can be used alone as an alternative to standard medical therapy if:
•You have tried surgery and radiation and they did not work or are no longer working AND
•You have tried chemotherapy and your GBM has been confirmed by your healthcare professional

Who should not use Optune Gio?
Optune Gio is not for everyone. Talk to your doctor if you have:
•An implanted medical device (programmable shunt), skull defect (missing bone with no replacement), or bullet fragment. Optune Gio has not been tested in people with implanted electronic devices, which may cause the devices not to work properly, and Optune Gio has not been tested in people with skull defects or bullet fragments, which may cause Optune Gio not to work properly
•A known sensitivity to conductive hydrogels (the gel on the arrays placed on the scalp like the ones used on EKGs). When Optune Gio comes into contact with the skin, it may cause more redness and itching or may rarely cause a life-threatening allergic reaction

Do not use Optune Gio if you are pregnant or are planning to become pregnant. It is not known if Optune Gio is safe or effective during pregnancy.

What should I know before using Optune Gio?

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Optune Gio should only be used after receiving training from qualified personnel, such as your doctor, a nurse, or other medical staff who have completed a training course given by Novocure®, the maker of Optune Gio.
•Do not use any parts that did not come with the Optune Gio Treatment Kit sent to you by Novocure or given to you by your doctor
•Do not get the device or transducer arrays wet
•If you have an underlying serious skin condition on the scalp, discuss with your doctor whether this may prevent or temporarily interfere with Optune Gio treatment

What are the possible side effects of Optune Gio?
Most common side effects of Optune Gio when used together with chemotherapy (temozolomide, or TMZ) were low blood platelet count, nausea, constipation, vomiting, tiredness, scalp irritation from the device, headache, seizure, and depression. The most common side effects when using Optune Gio alone were scalp irritation (redness and itchiness) and headache. Other side effects were malaise, muscle twitching, fall and skin ulcers. Talk to your doctor if you have any of these side effects or questions.

Please visit OptuneGio.com for Instructions For Use (IFU) for complete information regarding the device’s indications, contraindications, warnings, and precautions.

Important Safety Information

What is Optune Lua ® approved to treat?
Optune Lua is a wearable, portable, FDA-approved device used together with PD-1/PD-L1 inhibitors (immunotherapy) or docetaxel. It is indicated for adult patients with metastatic non-small cell lung cancer (mNSCLC) who have progressed on or after a platinum-based regimen.

Who should not use Optune Lua?
Optune Lua for mNSCLC is not for everyone. Talk to your doctor if you have:
•An electrical implant. Use of Optune Lua together with electrical implants has not been tested and may cause the implanted device not to work properly
•A known sensitivity to gels like the gel used on electrocardiogram (ECG) stickers or transcutaneous electrical nerve stimulation (TENS) electrodes. In this case, skin contact with the gel used with Optune Lua may commonly cause increased redness and itching, and rarely may even lead to severe allergies such as a fall in blood pressure and difficulty breathing

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•Do not use Optune Lua if you are pregnant or are planning to become pregnant. It is not known if Optune Lua is safe or effective during pregnancy.

What should I know before using Optune Lua?

Optune Lua should only be used after receiving training from qualified personnel, such as your doctor, a nurse, or other medical staff who have completed a training course given by Novocure®, the maker of Optune Lua.
•Do not use any parts that did not come with Optune Lua Treatment Kit sent to you by Novocure or given to you by your doctor
•Do not get the device or transducer arrays wet
•Please be aware that Optune Lua has a cord that plugs into an electrical socket. Be careful of tripping when it’s connected
•If you have an underlying serious skin condition where the transducer arrays are placed, discuss with your doctor whether this may prevent or temporarily interfere with Optune Lua treatment.

What are the possible side effects of Optune Lua?

The most common side effects of Optune Lua when used together with certain immunotherapy and chemotherapy drugs were dermatitis, pain in the muscles, bones, or joints, fatigue, anemia, alopecia (hair loss), dyspnea, nausea, cough, diarrhea, anorexia, pruritus (itching), leukopenia, pneumonia, respiratory tract infection, localized edema (swelling), rash, pain, constipation, skin ulcers, hypokalemia (low potassium levels), hypoalbuminemia (low albumin levels), hyponatremia (low sodium levels), and dysphagia (difficulty swallowing).
Other potential adverse effects associated with the use of Optune Lua include treatment related skin irritation, allergic reaction to the adhesive or to the gel, overheating of the array leading to pain and/or local skin burns, infections at site where the arrays make contact with the skin, local warmth and tingling sensation beneath the arrays, medical device site reaction, muscle twitching, and skin breakdown/skin ulcer. Talk to your doctor if you have any of these side effects or questions.

Please visit OptuneLua.com for Instructions For Use (IFU) for complete information regarding the device’s indications, contraindications, warnings, and precautions.